NEWS RELEASE

THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: George Csolak
(314)342-0652

FOR IMMEDIATE RELEASE

Laclede Energy Resources Provides

Earnings Growth in 2006 for The Laclede Group

ST. LOUIS, October 27, 2006 — The Laclede Group, Inc., (NYSE: LG) today released earnings results for its fiscal year ended September 30, 2006.

Reported results for 2006 represent the fourth consecutive fiscal year of earnings growth for The Laclede Group, which was formed in October 2001. Consolidated earnings were $49.0 million, an increase of $8.9 million, or approximately 22% over earnings reported for fiscal 2005. Earnings per share were $2.31 for fiscal 2006 as compared to $1.90 last year.

Laclede Group’s higher earnings as compared with last year are primarily attributable to significantly better results at Laclede Energy Resources, Inc. (LER), a wholly-owned subsidiary that offers non-regulated natural gas commodity services to customers within and outside of the St. Louis area. LER posted a $12.7 million earnings increase over last year as a result of higher margins attributable to increased price volatility and hurricane-related regional supply/demand imbalances, as well as higher wholesale sales volumes.

Earnings reported by Laclede Group’s core subsidiary, Laclede Gas Company, Missouri’s largest natural gas distribution utility, were $28.8 million, down $1.7 million compared to last year. The gas company’s results declined primarily due to higher operating and depreciation expenses and lower system sales volumes. These factors were partially offset by the net benefit of rate changes implemented at the utility October 1, 2005.

Earnings from SM&P Utility Resources, Inc., Laclede Group’s non-regulated underground facility locating and marking business, declined $2.6 million compared to last year. The reduction in earnings resulted primarily from higher than anticipated growth related expenses, including those associated with the startup of new business in existing markets, and the net effect of resolution of the previously reported collective action lawsuit and related matters.

For further details concerning The Laclede Group’s fiscal 2006 results, see the accompanying unaudited Statements of Consolidated Income.

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

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UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.

(Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2006	2005	2006	2005

OPERATING REVENUES
Regulated
Gas distribution	$ 91,637	$ 89,575	$1,141,011	$ 978,195
Non-Regulated
Services	46,089	44,568	162,523	141,478
Gas marketing	130,135	131,765	689,572	469,559
Other	1,133	757	4,445	7,800
Total operating revenues	268,994	266,665	1,997,551	1,597,032

OPERATING EXPENSES
Regulated
Natural and propane gas	47,989	46,284	821,721	676,931
Other operation expenses	26,282	31,868	128,180	125,364
Maintenance	5,463	5,172	21,198	19,226
Depreciation and amortization	8,368	6,117	30,904	23,036
Taxes, other than income taxes	8,127	7,361	71,038	62,859
Total regulated operating expenses	96,229	96,802	1,073,041	907,416
Non-Regulated
Services	41,070	38,266	155,133	129,636
Gas marketing	126,446	131,403	662,391	462,348
Other	603	800	3,711	7,803
Total operating expenses	264,348	267,271	1,894,276	1,507,203
Operating Income (Loss)	4,646	(606)	103,275	89,829
Other Income and (Income Deductions) – Net	1,659	(696)	5,508	1,606

Interest Charges:
Interest on long-term debt	5,626	5,642	22,329	22,835
Interest on long-term debt to unconsolidated affiliate trust	893	893	3,573	3,573
Other interest charges	2,524	970	10,277	4,141
Total interest charges	9,043	7,505	36,179	30,549
Income (Loss) Before Income Taxes	(2,738)	(8,807)	72,604	60,886
Income Tax Expense (Benefit)	(1,913)	(3,731)	23,567	20,761
Net Income (Loss)	(825)	(5,076)	49,037	40,125
Dividends on Redeemable Preferred Stock – Laclede Gas	11	12	48	55
Net Income (Loss) Applicable to Common Stock	$ (836)	$ (5,088)	$ 48,989	$ 40,070

Average Number of Common Shares Outstanding	21,298	21,139	21,247	21,080
Basic Earnings (Loss) Per Share of Common Stock	$ (0.04)	$ (0.24)	$2.31	$ 1.90
Diluted Earnings (Loss) Per Share of Common Stock	$ (0.04)	$ (0.24)	$2.30	$ 1.90

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